Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT

          1. Grant of Restricted Stock Unit Award. Pursuant to the provisions of the Avon Products, Inc. Year 2000 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (“Grantee”) Restricted Stock Units (the "RSUs"), representing the right to receive in the future shares of the Company’s Common Stock (the "Shares"). These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used herein shall have the meaning set forth in the Plan.

          2. Nature of RSUs; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued certificates for the respective number of Shares on the Vesting Date. In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares determined as of the Vesting Date.

          3. Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.

          4. Vesting of RSUs; Voting; Dividends. (a) Subject to Section 5, vesting of the RSUs shall occur on the date set forth in your grant notification (such date the “Vesting Date”). Vesting is contingent upon the Grantee being employed on the Vesting Date by the Company or its Subsidiaries.

          (b) Grantee does not have the right to vote any of the Shares or to receive dividends on them prior to the date such Shares are to be issued to Grantee pursuant to the terms hereof. However, unless otherwise determined by the Committee, Grantee shall be entitled to "Dividend Equivalent Rights" so that Grantee will receive cash payments in respect of the Shares in amounts that would otherwise be payable as dividends with respect to such number of shares of the Company's Common Stock, when and as dividends are paid.

          5. Termination of Employment. If the Grantee’s employment is terminated other than for Cause or voluntarily by Grantee, a portion of the RSUs referred to in Section 4(a) above shall become vested and the appropriate number of such vested Shares shall be issued. The number of Shares shall be determined by multiplying the installment's full number of Shares by a fraction, which shall be the number of complete months of employment from the Grant Date to the date of termination, divided by the number of months from the Grant Date, to the Vesting Date. In the event of death, vesting, and the number of Shares to be distributable to the Grantee’s estate or designated beneficiary, shall be determined in the same manner.

          In the event of termination by the Company for Cause, or Grantee’s voluntary termination of employment, all portions of the RSUs not otherwise vested as of the date of termination shall be forfeited. “Cause” shall have the same meaning as that provided in the Company’s Severance Pay Plan. In addition, termination for cause shall include any termination due to acts of dishonesty or gross misconduct on the part of the Grantee which result, or are intended to result, in damage to the Company’s business or reputation.

          6. No Right to Employment, etc.  (a) The execution and delivery of this agreement and the granting of the RSUs hereunder shall not constitute or

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be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Grantee for any specific period.

          (b) The award of the RSUs hereunder does not entitle Grantee to any benefit other than that specifically granted under this agreement, nor to any future grants or other benefits under the Plan or any similar plan. Any benefits granted under this agreement and the Plan are not part of the Grantee's ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. Grantee understands and accepts that the benefits granted under this agreement and the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or Grantee's participation therein, at any time, at the Company's sole discretion and without notice.

          7. Change of Capitalization.  If, prior to the time the restrictions imposed by Paragraph 4 on the RSUs awarded hereunder lapse, the Company shall be reorganized, or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for Common Stock of the Company pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the Shares hereunder.

          8. Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.

          9. Taxes.  By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes required to be withheld by the Company on the date of delivery of any Shares hereunder by authorizing the Company to withhold a sufficient number of Shares to satisfy such tax obligation; provided, however, that if the Grantee elects to defer the delivery of any portion of any installment of Shares hereunder, the Grantee hereby irrevocably elects to satisfy all applicable FICA and FUTA taxes due upon the applicable Vesting Date with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to satisfy all such FICA and FUTA taxes.

          IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this agreement as of the date of grant.

AVON PRODUCTS, INC.

/s/ Andrea Jung
Andrea Jung
Chief Executive Officer

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